UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 2, 2007

Date of report (Date of earliest event reported)

CBRE REALTY FINANCE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33050	30-0314655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Asylum Street, 37th Floor Hartford, Connecticut	06103
(Address of Principal Executive Offices)	(Zip Code)

(860) 275-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 2, 2007, CBRE Realty Finance, Inc. (the “Company”) issued a press release announcing the closing of a $1.0 billion collateralized debt obligation, CBRE Realty Finance CDO 2007-1, Ltd. (“CDO II”). The offering is the second CDO issuance by the Company since its inception. The majority of the proceeds were used to retire outstanding borrowings under existing secured repurchase agreements. The remainder of the proceeds will be used to make additional investments.

The total collateral value of the commercial real estate portfolio securing CDO II will be $1.0 billion. The collateral consists of first mortgage loans, B Notes, mezzanine loans and commercial mortgage-backed securities. CDO II has a ramp-up period of nine months from the date of closing during which it can contribute up to $212 million of additional assets. The structure contains a five-year reinvestment period during which the Company can use the proceeds of loan repayments to fund new investments. CDO II has an expected weighted average life of 8.2 years and at issuance, a weighted average interest rate on the $880 million investment grade securities of approximately three-month LIBRO plus 40 basis points, excluding transaction costs.

The Company sold $880 million investment grade bonds to third parties and retained all of the $120 million of non-investment grade bonds and common equity.

A copy of the press release announcing the pricing of CDO II is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2007

CBRE REALTY FINANCE, INC.

By:	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	Chief Financial Officer